Exhibit 2.6

FORM OF

SHARED CONTRACTS AGREEMENT

SHARED CONTRACTS (SPINCO COMPANIES)

This Shared Contracts Agreement – Shared Contracts (Spinco Companies) (together with the Exhibits hereto, this “Agreement”) is made as of the      day of                      2016, by and between Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to individually in this Agreement as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent and Spinco are parties to that certain Separation Agreement dated as of January 26, 2016 (the “Separation Agreement”), pursuant to which, among other things, Parent has agreed to transfer, or to cause the Affiliated Transferors to transfer, to Spinco and the other Spinco Companies certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to Spinco and the other Spinco Companies, and Spinco and the other Spinco Companies have agreed to receive such assets and assume such liabilities;

WHEREAS, the Separation Agreement provides for the separation of the Spinco Business from the remaining business of Parent and its Subsidiaries to create two independent companies, on the terms and conditions set forth in the Separation Agreement and the other Transaction Documents;

WHEREAS, Parent, Spinco, Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent (“Merger Sub” and, together with Parent, Spinco and RMT Parent, the “Merger Agreement Parties”) are parties to that certain Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), pursuant to which, immediately following the Distribution, the Merger Agreement Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, the Shared Contracts identified on Exhibit A hereto (the “Shared Contracts (Spinco Companies)”) shall be transferred and novated to the Spinco Companies as Transferred Assets, subject to and in accordance with the terms and conditions of the Separation Agreement;

WHEREAS, the Parent Business currently performs work under task orders, delivery orders, work orders and other similar arrangements (collectively, “Orders”) pursuant to the Shared Contracts (Spinco Companies) and may desire to submit certain proposals under such Shared Contracts (Spinco Companies) in the future;

WHEREAS, the Parties desire to enter into this Agreement to provide for the continuation of work under Orders currently in existence under the Shared Contracts (Spinco Companies) and under Bids currently submitted by the Parent Business under the Shared

Contracts (Spinco Companies), and to allocate between the Parties the right to submit proposals under each of the Shared Contracts (Spinco Companies) from and after the date of this Agreement, and to set forth the procedures for the foregoing and the Parties’ related rights and obligations; and

WHEREAS, Parent and Spinco desire to enter into this Agreement in connection with the Distribution and the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Separation Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

AAA	18(a)
Agreement	Preamble
Arbitral Tribunal	18(d)
Dispute	18(a)
Existing Parent Orders	2(a)
Existing Parent POs	2(a)
Merger Agreement	Recitals
Merger Agreement Parties	Recitals
Merger Sub	Recitals
New Parent Order	2(d)
New Parent PO	2(d)
Orders	Recitals
Originating Party	6(a)
Parent	Preamble
Parent Bid Order	2(b)
Parent Bid PO	2(b)
Parent Bids	2(b)
Parent Orders	2(d)
Parent POs	2(d)
Parties	Preamble
Party	Preamble
Proprietary Information	6(a)
Receiving Party	6(a)
Reserved Business Area	2(c)
RMT Parent	Recitals
Rules	18(a)
Separation Agreement	Recitals
Shared Contracts (Spinco Companies)	Recitals
Spinco	Preamble
Standard Terms and Conditions	2(e)

Section 2. Treatment of Shared Contracts (Spinco Companies). The Shared Contracts (Spinco Companies) shall be transferred and novated to the Spinco Companies as Transferred Assets, pursuant to the terms and conditions of the Separation Agreement and the other Transaction Documents. The Parties hereby mutually covenant and agree that, to the extent permitted by the terms and conditions of the Shared Contracts (Spinco Companies) and Applicable Law:

(a) Existing Parent Orders. With respect to any Orders under the Shared Contracts (Spinco Companies) outstanding as of the date of this Agreement that are being performed, in whole or in part, by the Parent Business (the “Existing Parent Orders”), whether pursuant to a purchase order, subcontract, Intra-Lockheed Martin Work Transfer Agreement or other inter-division or Intra-Lockheed Martin agreement or arrangement, program directive, intra-division work order or otherwise (collectively, the “Existing Parent POs”), then, subject to the terms and conditions of this Agreement, the Parent Business shall supply to the Spinco Companies, and the Spinco Companies shall purchase from the Parent Business, the work that would have been provided under such Existing Parent POs pursuant to the Shared Contracts (Spinco Companies) and the Existing Parent Orders, as applicable. The Existing Parent POs covered by this Agreement are listed on Exhibit B hereto.

(b) Existing Bids by the Parent Business. Prior to the date of this Agreement, the Parent Business has submitted quotations, bids or proposals for work under the Shared Contracts (Spinco Companies) (“Parent Bids”). In the event that Spinco or Parent or a Subsidiary of Spinco or Parent is awarded an Order under a Shared Contract (Spinco Companies) as a result of a Parent Bid (either before or after the effective date of this Agreement) (each, a “Parent Bid Order”), and to the extent no Existing Parent PO in respect of such Parent Bid Order exists on the effective date of this Agreement, then Spinco and Parent shall enter into a purchase order, subcontract, work order or similar agreement (each, a “Parent Bid PO”) consistent with the price or cost estimate supplied by the Parent Business for such Parent Bid prior to the effective date of this Agreement and the Parent Bid Order related thereto, and, subject to the terms and conditions of this Agreement, on the same terms, conditions and provisions and at the same prices set forth herein applicable to Existing Parent POs that would have applied if an Existing Parent PO with respect to the work that results from the Parent Bid had been entered into by the Spinco Business and the Parent Business prior to the date of this Agreement. The Parent Bids covered by this Agreement are listed on Exhibit C hereto. Upon request by Parent, Spinco shall, and shall cause all Spinco Companies, to file, prosecute and intervene in all bid protest actions on behalf of Parent, subject to Spinco’s exercise of reasonable discretion (after consulting with outside counsel) that it has satisfied its obligations under Applicable Law prior to the filing, prosecution or intervention in such bid protests.

(c) Future Bids. With respect to the Shared Contracts (Spinco Companies), from and after the date of this Agreement and during the term of such Shared Contracts (Spinco Companies), Spinco shall provide Parent, in writing, the following: (i) projected task order request for proposal release dates under such Shared Contracts promptly after becoming aware thereof and (ii) a copy of each task order request for proposal issued under such Shared Contracts simultaneously with Spinco’s internal distribution of the same, but in no event later than two (2) Business Days after release, in each case without regard to whether such opportunities fall within or outside of the Reserved Business Area (as defined below). With respect to each Shared Contract (Spinco Companies), the following terms and conditions shall apply:

(i) Spinco shall have the right in its sole discretion to submit, or to cause its Subsidiaries to submit, on Spinco’s behalf or on behalf of any of its Subsidiaries, any quotations, bids or proposals under the Shared Contracts (Spinco Companies) (a “Spinco Bid”), except for proposals in the reserved business areas described on Exhibit D (Spinco Companies) (such reserved business areas, the “Reserved Business Area”).

(ii) Spinco shall not, and shall cause its Subsidiaries not to, submit on Spinco’s behalf or on behalf of any of its Subsidiaries any Spinco Bid under a Shared Contract in the Reserved Business Area.

(iii) Subject to the terms and conditions of this Agreement, Parent shall have the right to request that Spinco submit, or cause its applicable Subsidiary to submit, on behalf of the Parent Business, any quotations, bids or proposals for work under the Shared Contracts (Spinco Companies) within the Reserved Business Area, on the terms and conditions proposed by the Parent Business, and Spinco agrees to, or to cause its applicable Subsidiary to, submit such quotations, bids or proposals in connection with any procurement within the Reserved Business Area, except to the extent Spinco determines, after consultation with counsel, (A) that the terms and conditions proposed by Parent reasonably could be interpreted to violate Applicable Law, the applicable Shared Contract, the terms of this Agreement, or the terms of any other agreement to which a Spinco Company is bound as of the date hereof, or (B) the scope of the work proposed in the quotation, bid or proposal would create an organizational conflict of interest for Spinco or RMT Parent. Parent shall submit any such quotations, bids or proposals along with all necessary accompanying information to Spinco or its applicable Subsidiary at least five (5) Business Days (or such other period as shall be consistent with the applicable proposal cycle time) prior to the date that the proposal is due to be submitted. Upon request by Parent, Spinco shall, and shall cause all Spinco Companies, to file, prosecute or intervene in all bid protest actions on behalf of Parent, subject to Spinco’s exercise of reasonable discretion (after consulting with outside counsel) that it has satisfied its obligations under Applicable Law prior to the filing, prosecution or intervention in such bid protests.

(iv) For the avoidance of doubt, the Spinco Companies shall not be required to submit on behalf of the Parent Business any quotations, bids, or proposals under the Shared Contracts (Spinco Companies) outside of the Reserved Business Area.

(d) Parent POs. In the event the quotation, bid or proposal of the Parent Business is successful and an Order is awarded (a “New Parent Order” and, collectively with the Existing Parent Orders and the Parent Bid Orders, the “Parent Orders”), Spinco and Parent (or their applicable Subsidiaries) shall enter into a purchase order, subcontract, work order or similar agreement, consistent with the price or cost estimate and other terms and conditions of the proposal previously supplied by the Parent Business and on such other terms and conditions as shall be reasonably acceptable to the Parties (a “New Parent PO” and, collectively with the Existing Parent POs and the Parent Bid POs, the “Parent POs”), pursuant to which Parent or its applicable Subsidiary shall perform the work under the New Parent Order that was awarded in response to such proposal.

(i) Such New Parent PO shall include provision for cost recovery in favor of Spinco or its applicable Subsidiary in the nature of arms-length subcontract management, material handling and/or other actual costs that appropriately and reasonably (consistent with past practice) take into account Applicable Law and the work to be performed by Spinco or its applicable Subsidiary pursuant to and during the term of the New Parent PO, but no provision for Spinco fee or profit.

(ii) In the event that Parent or any other Parent Company breaches the covenants set forth in this Agreement or the requirements, provisions or terms of a Parent Order, which results in Damages suffered by Spinco, then Parent or such Parent Company shall be liable for all Damages to the extent arising from such breach, and Parent or such Parent Company agrees to indemnify and hold harmless Spinco (or its applicable Subsidiary) from and against any Damages arising from any third-party claim asserted against or sought to be collected from Spinco (or its applicable Subsidiary) resulting from Parent’s or such Parent Company’s breach; provided that the aggregate liability of Parent and the Parent Companies with respect to any Parent Order, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be limited to the value of such Parent Order.

(iii) Except as otherwise provided in this Agreement, contacts with the customer with respect to the Shared Contracts (Spinco Companies) shall be the responsibility of Spinco (or its applicable Subsidiary). Notwithstanding the foregoing, Spinco shall, and shall cause the other Spinco Companies to, (A) take such timely action as is reasonably necessary to allow the Parent Companies to perform each Parent PO and to protect any rights that may exist or accrue to Parent Companies under the Shared Contracts (Spinco Companies) and any Orders issued thereunder, including permitting Parent Companies to communicate directly with customers under Parent POs to the maximum extent permitted by the customer, (B) enforce, at Parent’s cost and at the reasonable request of and for the benefit of the Parents Companies, any and all claims, rights and benefits of Parent Companies against the U.S. Government or any third party arising from or relating to any such Shared Contracts (Spinco Companies) or any Orders issued thereunder, and (C) transfer applicable payments to the Parent Companies in full, within fifteen (15) business days of the invoice date, except as otherwise agreed in accordance with the terms and conditions of the cash management services contemplated under the Transition Services Agreement—Spinco to Parent to be entered into concurrently herewith by Parent and Spinco.

(e) Terms and Conditions. Parent shall cause the applicable Parent Companies to perform each Parent PO in accordance with the respective specifications or scope of work set forth, or to be set forth, as the case may be, in the applicable Parent Order under the Shared Contract (Spinco Companies) with respect thereto and in accordance with the terms and conditions and at the same prices applicable to such Parent PO. The terms and conditions applicable to each Parent PO are as set forth in items (i) through (v) below. Such terms and conditions are listed in the order they are to be given precedence in the event of a conflict:

(i) the terms and conditions expressly set forth in this Agreement;

(ii) the terms and conditions of the Parent PO, not including clauses (other than warranty clauses, mandatory FAR and DFARS flow-down clauses, and other provisions required for compliance purposes) that are incorporated therein and shall continue in effect from the Shared Contract (Spinco Companies) or any prime contract or higher tier subcontract that have been incorporated therein;

(iii) the terms and conditions of any higher tier Parent Order corresponding to Parent PO, as the case may be, not including clauses (other than warranty clauses, mandatory FAR and DFARS flow-down clauses, and other provisions required for compliance purposes) that are incorporated therein and shall continue in effect from the Shared Contract (Spinco Companies) or any prime contract or higher tier subcontract that have been incorporated in such Parent Order;

(iv) all clauses, modified as necessary to reflect the changed parties, now existing or incorporated after the date hereof in the applicable Shared Contract (Spinco Companies) or any prime contract or higher tier subcontract under which any Parent PO, or the Parent Order corresponding thereto, was or is issued that are required by such Shared Contract (Spinco Companies), prime contract or higher tier subcontract to be incorporated into Orders or other subcontracts issued thereunder, when the requirement is expressly set forth in such clause, or when Spinco Companies must impose the clause in order to comply with the terms of such Shared Contract (Spinco Companies), prime contract or higher tier subcontract, and any warranty terms in the Shared Contract (Spinco Companies), prime contracts or higher tier subcontracts; and

(v) the terms and conditions of the standard terms and conditions attached hereto as Exhibit E (the “Standard Terms and Conditions”), other than the reference to the state law governing the agreement identified in Section 2(a) included in such Standard Terms and Conditions, which shall be disregarded, it being understood that Parent shall be the “Performing Company” and Spinco shall be the “Requesting Company” under the Standard Terms and Conditions.

(f) Notice of Termination, Amendment or Modification. Spinco shall provide Parent with prompt written notice of any termination, amendment or modification of any Shared Contract (Spinco Companies) or any related Orders under which work is being performed by the Parent Business that affects Parent’s rights and obligations hereunder in any material respect.

Section 3. Failure to Obtain Consent to Subcontract. The Parties acknowledge that certain Shared Contracts (Spinco Companies) require Spinco (or its applicable Subsidiaries) to obtain the consent of a Governmental Authority to subcontract a portion of the work. If such Governmental Authority decides not to grant its consent to a subcontract entered into pursuant to this Agreement, Spinco shall promptly present to the Governmental Authority any grounds for reversal of such decision provided by Parent, and Parent shall provide all necessary assistance in connection with such presentation. If the Governmental Authority refuses to reverse its decision, the Parties shall promptly meet to discuss alternative means to allow the Parties to fulfill their respective obligations under such Shared Contract (Spinco Companies).

Section 4. Term. This Agreement is effective as of the date first above written and shall continue in effect with respect to each Shared Contract (Spinco Companies) until the earlier to occur of (a) the expiration or termination, as the case may be, of such Shared Contract (Spinco Companies), and (b) the award to Parent or any of its Subsidiaries of a substitute or successor contract vehicle to such Shared Contract (Spinco Companies); provided, however, that the provisions of this Section 4 (Term) and Sections 5 (Use of Intellectual Property), 6 (Proprietary Information), 10 (Construction), 11 (Entire Agreement), 12 (Governing Law), 13 (Limitation of Liability), 17 (Third Party Beneficiaries) and 19 (Dispute Resolution), as well as the terms and conditions described in this Agreement that are applicable to Orders that by their terms survive the termination of the applicable Shared Contract (Spinco Companies), shall survive any such expiration.

Section 5. Use of Intellectual Property. Except as expressly provided in this Agreement, nothing in this Agreement amends or modifies the provisions of the Intellectual Property Matters Agreement. To the extent any Intellectual Property is developed by Parent or its Subsidiaries in connection with Parent’s performance of work pursuant to any Shared Contracts (Spinco Companies), the Parties shall cooperate in good faith to allocate ownership and use of such Intellectual Property based upon the intended use and application of such Intellectual Property in the Parent Business and/or the Spinco Business, as the case may be, based upon the following key principles: (i) Intellectual Property with exclusive application to the Parent Business shall be retained by the Parent Companies with no grant of rights to the Spinco Companies, (ii) Intellectual Property with exclusive application to the Spinco Business shall be transferred to the Spinco Companies with no grant of rights to the Parent Companies, and (iii) Intellectual Property with application to both the Parent Business and the Spinco Business shall be retained by the Parent Companies and licensed to Spinco on a nonexclusive basis, in each case based on terms and conditions consistent with the similar provisions of the Separation Agreement and the Intellectual Property Matters Agreement with respect to Transferred Intellectual Property, Excluded Intellectual Property, Licensed Intellectual Property and Licensed-Back Intellectual Property, as the case may be. To the extent that, under the terms of any Shared Contracts (Spinco Companies) or Orders, rights in Intellectual Property are required to be granted to or otherwise made available to the U.S. Government, the Parties shall use reasonable best efforts to provide such rights under the terms and conditions of customary license or other agreements.

Section 6. Proprietary Information.

(a) Definitions. The term “Proprietary Information” means all proprietary, confidential and/or trade secret information that relates to and is disclosed by one Party or its Affiliates (the “Originating Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement; provided that Proprietary Information shall not include Transferred Intellectual Property, Licensed Intellectual Property, Licensed-Back Intellectual Property or Spinco Business Proprietary Information, it being understood that such confidential information and data shall be protected and preserved by the Parties in accordance with the terms and conditions of the Separation Agreement and the other Transaction Documents. Without limiting the foregoing, the term “Proprietary Information” shall include all pricing data and information disclosed by any Party, including any such data or information disclosed in connection with a Shared Contract (Spinco Companies) under this Agreement.

(b) Disclosure and Use. The Receiving Party (i) shall (and shall cause its Representatives and Affiliates to) treat and hold as confidential all Proprietary Information received from the Originating Party, and (ii) shall not (and shall cause its Representatives and Affiliates not to) disclose to any Person, publish or make publicly available any Proprietary Information received from the Originating Party. The Receiving Party shall use Proprietary Information received from the Originating Party solely during the term of this Agreement and solely in connection with the performance of its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall not use or disclose any pricing data or information of an Originating Party in any Bid or proposal, other than in connection with proposals submitted under a Shared Contract (Spinco Companies) in accordance with this Agreement.

(c) Exceptions. This Agreement shall not restrict disclosure or use of Proprietary Information that:

(i) appears in issued patents, published patent applications or other publications that are generally available to the public;

(ii) is or becomes publicly available other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives or Affiliates;

(iii) is or becomes available to the Receiving Party on a non-confidential basis from a source that, to such Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

(iv) is or has been independently developed by the Receiving Party as evidenced by written documentation;

provided that information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain, unless the information itself is in the public domain.

(d) Disclosures Required by Applicable Law. In addition to the foregoing exceptions, in the event the Receiving Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Proprietary Information, then the Receiving Party shall notify the Originating Party promptly of the request or requirement so that the Originating Party, at its expense, may seek an appropriate protective order or waive compliance with this Section 6. If, in the absence of a protective order or receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, required to disclose such Proprietary Information, the Receiving Party may so disclose the information; provided that the Receiving Party shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such information.

(e) No Other Rights Granted. Proprietary Information shall remain the property of the Originating Party. Neither this Agreement nor disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any trade secrets, copyrights, inventions, patents or other Intellectual Property now or hereafter owned or controlled by either Party.

(f) Non-Exclusive. The rights and obligations of the Parties set forth in this Section 6 are in addition and subject to any additional or supplemental agreements with respect to confidentiality or protection of proprietary information that may be agreed between the Parties.

Section 7. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Parent:

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Senior Vice President, General Counsel and Corporate Secretary
Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attention: Glenn C. Campbell
Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

Telecopy:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Attention: Robert B. Pincus, Esq.
Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 7.

Section 8. Amendments; Waivers; Waiver of Liability.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(c) EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THE SEPARATION AGREEMENT, AS OTHERWISE REQUIRED BY APPLICABLE LAW OR ARISING OUT OF, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SPINCO OR ANY OF ITS SUBSIDIARIES, PARENT AGREES THAT SPINCO AND ITS SUBSIDIARIES WILL NOT BE RESPONSIBLE FOR THE PERFORMANCE BY PARENT IN ANY RESPECT OF THE PARENT ORDERS OR TO ANY PARENT COMPANY FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH THE PARENT ORDERS AFTER THE EFFECTIVE DATE OF THIS AGREEMENT.

Section 9. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that, except as a result of the Contemplated Transactions, neither Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, delegation or transfer in violation of this Section 9 shall be null and void.

Section 10. Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Sections and Exhibits shall be deemed references to Sections of and Exhibits to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 11. Entire Agreement.

(a) This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

Section 12. Governing Law. Except to the extent required to be governed by the provisions of the federal law of the United States, including the provisions of the FAR, this Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.

Section 14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible (as evidenced in writing) by any Governmental Authority, Spinco and Parent agree to use reasonable best efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited unenforceable, or impermissible provision.

Section 15. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 16. Third Party Beneficiaries. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the Parties and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 17. Disclaimer of Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

Section 18. Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise, (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 18 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 18.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced against the parties to the arbitration proceeding or their assets wherever they may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 7.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:

Name:
Title:

ABACUS INNOVATIONS CORPORATION

By:

Name:
Title: